Exhibit 10.26-2

MagnaChip Semiconductor Corporation c/o MagnaChip Semiconductor, Ltd. 501, Teheran-ro, Gangnam-gu Seoul 06168, Korea Office (82) 2-6903-3666 Fax (82) 2-6903-5093 theodore.kim@magnachip.com

January 9, 2019

Via E-mail

[address omitted]

Re:	Separation Agreement

Dear Mr. Lee:

This letter agreement (this “Separation Agreement”) confirms our mutual understanding regarding your resignation, from the position of Executive Vice President and the General Manager of Foundry Services Group of MagnaChip Semiconductor Corporation (“Parent”) and from all other positions with each of Parent’s direct and indirect subsidiaries (Parent, together with each of its direct and indirect subsidiaries, the “Company”), effective as of January 9, 2019 (the “Resignation Date”).

1. Incorporation by Reference. Reference is made to that certain letter agreement by and between MagnaChip Semiconductor, Ltd. (“MSK”) and you, entered into as of November 3, 2015 (the “Severance Agreement”). Except as otherwise provided herein, all terms and conditions contained in the Severance Agreement shall remain in full force and effect. If any provision contained in the Severance Agreement conflicts with any provision in this Separation Agreement, the provision contained in this Separation Agreement shall govern and control. Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Severance Agreement. Sections 8 (Cooperation), 9 (Taxes; Section 409A), 11 (General) and 12 (Disputes) of the Severance Agreement are hereby incorporated herein by reference, and they shall have the same effect herein as in the Severance Agreement.

2. Severance Benefit. Notwithstanding anything to the contrary provided in the Severance Agreement, your resignation shall be deemed to be a Qualifying Termination and, subject to Section 2(b) below, you shall be entitled to the Severance Benefit, as modified by this Separation Agreement:

(a) In lieu of the payments set forth in Section (i) of Exhibit A (Severance Benefit) of the Severance Agreement, you shall be entitled to the following payments from MSK (collectively, the “Separation Payment”):

(i) an amount equal to KRW 175,000,000 (the “First Payment”) payable within 14 days following your execution and delivery to the Company of this Separation Agreement and the Release in accordance with the normal payroll practices of MSK; and

(ii) an amount equal to KRW 175,000,000 (the “Second Payment”) payable one (1) year after the Resignation Date in accordance with the normal payroll practices of MSK; provided that, in the event that a Change in Control occurs within three (3) months after the Resignation Date, the Second Payment shall be KRW 525,000,000.

(b) Notwithstanding anything herein or in the Severance Agreement to the contrary, the Severance Benefit (including the Separation Payment) to be provided to you shall be contingent upon and subject to:

(i) your execution and non-revocation of the Release and your satisfaction of the Release Condition;

(ii) your compliance with all of the terms of the Severance Agreement (including Sections 3, 4, 7 and 8 thereof); and

(iii) your compliance with all the terms of this Separation Agreement (including Section 3 below).

(c) The form of Release is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

3. Covenants.

(a) To the fullest extent permitted by applicable law, you agree that for the 12-month period following the Resignation Date, you will not, directly or indirectly, have any equity or equity-based interest, or work or otherwise provide services as an employee, contractor, officer, owner, consultant, partner, director or otherwise, in any business anywhere in the world that competes with any of the businesses of the Company. Notwithstanding the foregoing, you shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b) To the fullest extent permitted by applicable law, you agree that for the 36-month period following the Resignation Date, you will not, directly or indirectly, on your own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any officer, director, employee or consultant of the Company to terminate their relationship with or leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any officer, director, employee, or consultant thereof, on the other hand, (ii) hire (or other similar arrangement) any person (in any capacity whether as an officer, director, employee or consultant) who is, or at any time in the 12 months preceding the Resignation Date was, an officer, director, employee or consultant of the Company or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company, on the other hand.

(c) You recognize and acknowledge that you have access to confidential information and/or have had or will have material contact with the Company’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations. You agree that following the Resignation Date in perpetuity, you shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for your benefit or the benefit of any person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon your resignation, you shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. You may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process.

(d) You shall not, at any time following the Resignation Date in perpetuity, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company, or any of its successors, directors or officers. The foregoing shall not be violated by your truthful responses to legal process or inquiry by a governmental authority.

(e) You agree that the results and proceeds of your services for the Company (including any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed for the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by you, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries and affiliates), and the Company or such subsidiaries and affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries and affiliates without any further payment to you whatsoever. As to any Invention that you are required to assign, you shall promptly and fully disclose to the Company all information known to you concerning such Invention. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that you now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(f) You agree that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, you shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such Proprietary Rights. This Section 3(f) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of your employment with, or service to, the Company. You further agree that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, you shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, you shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, you shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Your obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond your resignation from the Company.

(g) In the event that any term of this Section 3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. You hereby acknowledge that the terms of this Section 3 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company. You hereby authorize the Company to inform any future employer or prospective employer of the existence and terms of this Section 3 without liability for interference with your employment or prospective employment.

(h) The parties to this Separation Agreement intend for the provisions in Section 3 above to be severable from this Separation Agreement and enforced to the fullest extent permissible under applicable law. Should any part of the covenants in Sections 3 be found to be unenforceable, it is the intent of the parties to this Separation Agreement that the remaining provisions of this Separation Agreement be enforced to the fullest extent of the law to effectuate the intent of this Section 3.

4. Entire Agreement. This Separation Agreement, the Severance Agreement (and, except as noted in the Severance Agreement, the Employment Offer Letter, the Confidentiality Agreement and the Proprietary Information and Invention Assignment Agreement referenced in Section 4 of the Severance Agreement) constitute the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersede all prior agreements, policies and understandings (whether written or oral), between you and the Company, relating to such subject matter (including, without limitation, any oral promise to retain you as a consultant for any period following your termination of employment and provide payments or benefits in connection therewith).

[Remainder of page internationally left blank, Signature page follows.]

Please confirm your agreement with the foregoing by signing and returning one copy of this Separation Agreement to the undersigned, whereupon this Separation Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Theodore Kim
Name:	Theodore S. Kim
Title:	Executive Vice President and
General Counsel

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Theodore Kim
Name:	Theodore S. Kim
Title:	General Counsel

Accepted and agreed as of the date first written above:

Tae Jong Lee

By:	/s/ Tae Jong Lee
Name:	Tae Jong Lee

EXHIBIT A

RELEASE

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used but not defined in this Release will have the meanings given to them in the Separation Agreement dated January 9, 2019, among MagnaChip Semiconductor Corporation (“Parent”), MagnaChip Semiconductor, Ltd. (the “Company”) and Tae Jong Lee (the “Agreement”).

For and in consideration of the Severance Benefit, including the Separation Payment, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge the Company, Parent and all of their respective predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my employment by or service to the Company or the termination thereof, including without limitation any and all claims arising under national, federal, provincial, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar national, provincial, state, or local laws of the United States, the Republic of Korea or any other jurisdiction. I agree further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release, I acknowledge that I intend to waive and release all rights known or unknown that I may have against the Company Releasees under these and any other laws.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph and that I have not filed any claim against any of the Releasees before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the generality of the foregoing, I do not release (i) claims to receive the Severance Benefit, including the Separation Payment, in accordance with the Agreement, (ii) claims for indemnification arising under any applicable indemnification obligation of the Company or (iii) claims that cannot be waived by law. Further, nothing in this Release shall prevent me from (a) initiating or causing to be initiated on my behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of my claims under the ADEA (but no other portion of such waiver) or (b) initiating or participating in an investigation or proceeding conducted by the EEOC.

I acknowledge that I have been given at least 21 days in which to consider this Release. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that, if I execute this Release before 21 days have elapsed, I do so knowingly, voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

I understand that after executing this Release, I have the right to revoke it within 7 days after its execution. I understand that this Release will not become effective and enforceable unless the 7-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the 7-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the 7-day period.

This Release will become effective, irrevocable and binding on the 8th day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to the continuation of the Severance Benefit, including the Separation Payment, unless this Release is continuously effective through the date that is one (1) year after the Resignation Date.

I hereby agree to waive any and all claims to re-employment with the Company or any of its affiliates and affirmatively agree not to seek further employment with the Company or any of its affiliates.

The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

This Release will be governed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release or claim of breach hereof will be brought exclusively in the United States District Court for the District of Delaware to the extent that federal jurisdiction exists, and in the Delaware Chancery Court to the extent that federal jurisdiction does not exist. By execution of this Release, I am waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Release.

Tae Jong Lee

Date

9